Exhibit (s)(2)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Blackstone Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Debt	% Notes due 20	Rule 457(a)	$500,000,000	—	$500,000,000	$0.00011020	$55,100.00

Total Offering Amounts					$500,000,000		$55,100.00

Total Fees Previously Paid							$ 92.70

Total Fee Offsets

Net Fee Due							$55,007.30

(1)	Estimated solely for purposes of calculating the registration fee per Rule 457(o).
(2)

The registrant previously paid $92.70 in connection with the registrant’s registration statement on Form N-2 (File No. 333-264426) as filed with the Securities and Exchange Commission on April 21, 2022.